Contact: Mobius Management Systems, Inc.
Ray Kunzmann
914-921-7446
rkunzman@mobius.com

Investor Relations
Makovsky + Company
Gene Marbach
212-508-9645
gmarbach@makovsky.com

Media Relations
Dukas Public Relations Inc.
Richard Dukas
212-704-7385
richard@dukaspr.com

Exhibit 99.1

For Immediate Release

MOBIUS MANAGEMENT SYSTEMS, INC. REPORTS RESULTS
FOR FISCAL THIRD QUARTER 2006

Software license revenues increase 35% over last year’s third quarter

Rye, NY - April 25, 2006 - Mobius Management Systems, Inc. (Nasdaq: MOBI), a leading provider of integrated solutions for content and records management, today announced results for its fiscal third quarter 2006.

Software license revenues for the fiscal third quarter of 2006 were $9.1 million, an increase of 35.2% over last year’s third quarter of $6.8 million. Total consolidated revenues for the fiscal third quarter ended March 31, 2006 increased 12.2% to $21.6 million, compared with $19.3 million for the same period last year. Net income for the fiscal third quarter of 2006 was $292,000, or $0.01 per diluted share, as compared with a net loss of $936,000, or $(0.05) per share, in last year’s third quarter.

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For the nine months ended March 31, 2006, software license revenues increased by $7.8 million, or 39.3% to $27.6 million from $19.8 million. Total consolidated revenues for the first nine months of fiscal 2006 were $64.8 million, an increase of 18.7%, as compared with $54.6 million for the same period last year. Net income for the first nine months of fiscal 2006 was $924,000, or $0.05 per diluted share, as compared with a net loss of $3.3 million, or $(0.18) per share, for the same period last year.

The Company’s earnings for the fiscal third quarter and year-to-date period ended March 31, 2006 have been reduced by pre-tax expenses of approximately $190,000, or $0.01 per share, and $613,000, or $0.03 per share, respectively, for stock-based compensation expense recognized pursuant to the provisions of the Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Mobius adopted FAS 123R as of July 1, 2005.

As of March 31, 2006, cash totaled $35.3 million, compared with $33.7 million at June 30, 2005. At March 31, 2006, total software license installments receivable amounted to $26.1 million, as compared with the June 30, 2005 balance of $30.9 million. The Company had no bank debt outstanding at March 31, 2006.

Commenting on the results, Mitch Gross, President and CEO of Mobius, said, “Our performance in the fiscal third quarter exceeded our expectations for both revenue and earnings per share, which is especially gratifying given that this quarter has been historically a seasonally difficult period. Moreover, this was our fourth consecutive quarter of profitable results following a challenging year in fiscal 2005. In addition to the higher revenue, earnings were aided by a favorable mix of software license revenues that had less, lower margin third-party software and our ability to control certain costs, as well as a favorable tax provision.”

Mitch Gross continued, “We see a large and growing market coming back around to our core competencies in the integrated document archive and retrieval systems and records management segments. We believe our strong set of base products, along with our newer

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product introductions, put us in a strong position to generate revenue growth. These newer products include:

•	ABS for Spreadsheet Compliance, which allows organizations of all sizes to manage and control the lifecycle of spreadsheets while ensuring the integrity and reliability of the data within;
•	Our next-generation TCI, the solution for accessing information from any repository and making it available to any user or business application; and
•	New enterprise records and email management capabilities available as part of our first-in-class ViewDirect suite.

All of these products were highlighted during our successful user group meeting in February, and we are very encouraged by the response from participants. In addition, our third quarter revenue included the license of the ABS Spreadsheet Compliance and TCI products to a number of customers.”

Mitch Gross stated, “Our positive results throughout this period of improved performance also reflect continued execution enhancements throughout the organization. Key to this enhanced execution has been a number of management and organizational changes over the last year that have driven improvements in our internal processes and a renewed sales and marketing focus. As a result, our software license revenue per full-time sales person has increased, we continue to successfully sell into our strong customer base, and we are seeing increased sales to new customers. Moving forward, we will continue to make improvements in our execution and begin to generate meaningful revenue from our newer product offerings during the second half of calendar 2006.”

Guidance

In conclusion, Mr. Gross noted, “We continue to work hard on execution improvements and consistent long-term growth and profitability as we close our fiscal year ending June 30, 2006.

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Our current forecast for the fiscal fourth quarter ending June 30, 2006 calls for revenue to be between $21.5 million and $23.0 million, which would result in earnings per diluted share of between $0.01 and $0.05. Given this guidance for the fourth quarter, our full year forecast for fiscal 2006 calls for revenue to be between $86.3 million and $87.8 million, which would result in diluted earnings per share of between $0.05 and $0.09. Included in the earnings forecast for the fiscal fourth quarter and full year ended June 30, 2006, are pre-tax non-cash expenses of approximately $230,000, or $0.01 per share, and $843,000, or $0.04 per share, respectively, related to stock-based compensation.”

Recent Highlights

Mobius Recognized as “Strong Performer” for Content-Centric Applications: Mobius announced that it has been cited by industry analyst Forrester Research, a leading independent research firm, as a “Strong Performer” in delivering transactional content applications that align content with business processes.

University of Mississippi Selects Mobius Solution to Achieve Breakthrough Information Sharing and Efficiency Across Multiple Departments: Mobius announced that the University of Mississippi has implemented an imaging and archiving system, based on the Mobius ViewDirect® suite, which improves business processes in several areas, including graduate program admissions, financial aid, institutional research and academic discipline.

Mobius Recognizes Customer Achievement at Annual Users Conference: Mobius announced the winners of the annual Mobius Customer Achievement Awards, presented this year to eight organizations whose use of Mobius software meets the highest standards for innovation and delivering value. The awards were presented at the 16th annual Mobius Users Group Conference held this year in Las Vegas, Nevada.

Mobius Named to KMWorld’s 2006 “100 Companies That Matter in Knowledge Management”: Mobius has been selected for the fourth consecutive year by KMWorld as one of the “100 Companies That Matter in Knowledge Management.”

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SEI Selects Mobius Solution to Automate Account Reconciliation: Mobius announced that SEI Investments Company (“SEI”), a leading global provider of asset management and investment technology solutions, has selected Mobius’s Audit and Balancing System (ABS) to automate reconciliation of institutional accounts for clients of SEI’s Private Banking and Trust segment.

Sun Microsystems and Mobius Deliver Five-City Seminar Series on Intelligent Archiving: Mobius joined Sun Microsystems as a sponsor and co-presenter in Sun’s Intelligent Archiving Seminar series, a multi-city tour designed to help organizations learn about new technology options for archiving and data storage that address mandates for regulatory and legal compliance.

Mobius Introduces Best-In-Class Solution for Spreadsheet Compliance: Mobius announced the availability of Audit and Balancing System (ABS) for Spreadsheet Compliance, a new solution that mitigates risk and eases the burden of regulatory compliance by centralizing and managing the lifecycle of business-critical spreadsheets. Spreadsheet management is a new capability of Mobius’s ABS solution, which ensures the integrity and consistency of enterprise information by automating labor-intensive balancing and reconciliation processes that are subject to error when performed manually.

Conference Call Information

Mobius will hold its quarterly conference call today at 10:00 AM EST to discuss its fiscal third quarter 2006 results. Interested persons wishing to listen to the conference call via Webcast may access it at:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113759&eventID=1294845

The conference call will be available for playback following the live call from approximately 12:00 p.m. (Eastern) on Tuesday, April 25, until 11:59 p.m. (Eastern) on Tuesday, May 2. The

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number for the replay is 877-519-4471; international participants should dial +1-973-341-3080; all callers should enter pin number 7257573.

About Mobius

Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for content and records management. The company's comprehensive software suite integrates content across disparate repositories, supports regulatory compliance, and includes content-enabled applications that automate business processes. Mobius solutions have achieved industry-wide recognition for breadth of functionality, breadth of supported formats, and high-volume, high-demand performance. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. The company, founded in 1981, is headquartered in Rye, New York. Mobius has sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia, Japan and Singapore. The Company also markets through a network of agents in Central and South America, Europe, Middle East, Africa and Asia.

Statements contained in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, as well as product development and/or introductions, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the company's control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, statements regarding market acceptance of Mobius's new and existing products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, long and unpredictable sales cycles, technological change, extended payment risk, product concentration, competition, international sales and operations, expansion of indirect channels, sufficient revenue from professional services, protection of intellectual property, dependence on licensed technology, risk of product defects, product liability, management of growth, dependence on executive management, other key employees and subcontractors, concerns about transaction security on the Internet, factors affecting valuation of stock option expense, changes in prevailing equity-based compensation practices, general conditions in the economy and the impact of recently enacted or proposed regulations. These risks and uncertainties are described in detail from time to time in Mobius's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 9, 2005, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

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ViewDirect and DocumentDirect are registered trademarks of Mobius Management Systems, Inc. All other trademarks are property of their respective owners.

(Tables to follow)

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	3/31/06		3/31/05	3/31/06	3/31/05
Revenues:
Software license	$9,126		$6,751	$27,628	$19,830
Maintenance	10,435		10,586	31,491	30,805
Professional service and other	2,070		1,946	5,691	3,948
Total revenues	21,631		19,283	64,810	54,583

Cost of revenues:
Software license	183		1,050	838	1,506
Maintenance	1,930		2,095	5,648	6,082
Professional service and other	1,566		1,470	4,405	3,351
Total cost of revenues	3,679		4,615	10,891	10,939

Gross profit	17,952		14,668	53,919	43,644

Operating expenses:
Sales and marketing	9,085		8,617	27,314	25,873
Research and development	6,002		5,679	17,316	17,175
General and administrative	3,319		3,140	9,966	8,865
Total operating expenses	18,406		17,436	54,596	51,913

Loss from operations	(454)		(2,768)	(677)	(8,269)
Miscellaneous income, net	597		528	1,804	1,633
Income (loss) before income taxes	143		(2,240)	1,127	(6,636)
Provision for (benefit from) income taxes	(149)		(1,304)	203	(3,326)

Net income (loss)	$292		$(936)	$924	$(3,310)

Basic weighted average shares	18,870		18,444	18,709	18,375
Basic earnings (loss) per share	$0.02		$(0.05)	$0.05	$(0.18)
Diluted weighted average shares	19,942		18,444	19,804	18,375
Diluted earnings (loss) per share	$0.01	$	(0.05)	$0.05	$(0.18)

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	3/31/06	6/30/05
Assets:
Current Assets:
Cash and cash equivalents	$35,306	$33,726
Accounts receivable, net	13,000	10,519
Software license installments, current	12,095	12,926
Other current assets	2,821	2,310
Total Current Assets	63,222	59,481

Property and equipment, net	4,080	3,663
Software license installments, non-current	14,016	17,991
Deferred income taxes, non-current	4,742	5,217
Other non-current assets	3,512	3,963

Total Assets	$89,572	$90,315

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$14,046	$14,363
Deferred revenues, current	21,509	23,344
Deferred income taxes, current	4,815	5,229
Total Current Liabilities	40,370	42,936

Deferred revenues, non-current	2,194	3,091
Other non-current liabilities	483	721

Total Stockholders’ Equity	46,525	43,567

Total Liabilities and Stockholders’ Equity	$89,572	$90,315